Exhibit D(39)

INVESTMENT SUB-ADVISORY AGREEMENT

for MML Emerging Growth Fund

This Investment Sub-Advisory Agreement (this “Sub-Advisory Agreement”), is by and between Insight Capital Research & Management, Inc. (the “Sub-Adviser”) and Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (“MassMutual”), for the MML Emerging Growth Fund (the “Fund”), a series of MML Series Investment Fund (the “Trust”), a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), effective as of the 7th day of August, 2006.

WHEREAS, the Trust has appointed MassMutual as the investment adviser for the Fund pursuant to the terms of an Investment Management Agreement effective May 1, 2000, as amended (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to perform certain obligations of MassMutual under the Advisory Agreement; and

WHEREAS, MassMutual and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, MassMutual desires to appoint the Sub-Adviser as one of the sub-advisers for the Fund with responsibility for such portion of the Fund’s assets as MassMutual shall direct from time to time upon reasonable prior written notice (the “Portfolio”), and for such portion of the Fund’s assets that MassMutual actually places under the Sub-Adviser’s management pursuant hereto, the Sub-Adviser is willing to act in such capacity upon the terms herein set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MassMutual, the Fund and the Sub-Adviser, the parties hereto, intending to be legally bound, hereby agree as follows:

1. General Provision.

(a) MassMutual hereby employs the Sub-Adviser, and the Sub-Adviser hereby undertakes to act, as the investment sub-adviser of the Portfolio to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter expressly set forth. The Sub-Adviser shall have no duties or functions that are not expressly set forth herein. The Sub-Adviser shall, in all matters relating to its services hereunder, give to the Fund and the Trust’s Board of Trustees, directly or through MassMutual, the benefit of the Sub-Adviser’s best judgment, effort, advice and recommendations and shall, to the extent rendering its services hereunder, at all times conform to, and use its best efforts to ensure the Portfolio conforms to:

(i) the provisions of the Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment advisers or investment companies, as the case may be;

(iii) the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time after they have been provided to the Sub-Adviser by MassMutual (collectively referred to herein as the “Trust Documents”);

(iv) those policies and instructions of the Board of Trustees of the Trust and MassMutual to the extent that those policies and instructions have been delivered to the Sub-Adviser in writing and are not inconsistent with the Advisory Agreement, this Sub-Advisory Agreement, the Trust Documents, the Disclosure Documents (as defined below) and applicable laws, rules and regulations;

(v) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act or as such policies may, from time to time, be amended by the Fund’s Board of Trustees or shareholders, in each case after provided to the Sub-Adviser in writing; and

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time after they have been provided to the Sub-Adviser in writing (collectively the documents referenced in clauses (v) and (vi) referred to herein as the “Disclosure Documents”).

(b) The officers and employees of the Sub-Adviser responsible for rendering the Sub-Adviser’s services pursuant hereto shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and MassMutual with respect to the services provided in respect of the Fund by the Sub-Adviser hereunder. MassMutual acknowledges and agrees that the Sub-Adviser (i) is not the Fund’s pricing agent and (ii) is not responsible for valuation of the Fund’s portfolio securities. Nevertheless, the Sub-Adviser will provide reasonable assistance to the Fund’s Board of Trustees and the Fund’s Investment Pricing Committee, who shall be solely responsible therefor, in valuing the Fund’s portfolio securities held by the Fund for which market quotations are not readily available, all in accordance with the Fund’s Pricing Policies and Procedures.

(c) MassMutual acknowledges and agrees that (i) the Sub-Adviser is not the compliance agent for the Fund or for MassMutual, and does not have access to the Fund’s books and records necessary to perform certain compliance testing for the Fund, and (ii) as between the Sub-Adviser and the Fund and MassMutual, the Fund and MassMutual are responsible for compliance by the Fund and MassMutual with all applicable laws, rules and regulations. The Sub-Adviser shall perform its services hereunder based upon its books and records with respect to the Fund, which will constitute a portion of the Fund’s books and records, and upon written instructions received from the Fund or MassMutual to the extent that such instructions have been delivered to the Sub-Adviser in writing and are not inconsistent with the Advisory Agreement, this Sub-Advisory Agreement, the Trust Documents, the Disclosure Documents and applicable laws, rules and regulations. The Sub-Adviser shall be afforded a reasonable amount of time (not less than five (5) business days) to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified MassMutual or Fund affiliates, the Sub-Adviser shall be afforded five (5) business days after receipt of such instruction to implement this trading restriction).

(d) The Sub-Adviser acknowledges that MassMutual and the Fund have exclusive discretion regarding the allocation of Fund assets among one or more sub-advisers for the Fund and that the amount of the Fund assets allocated to the Portfolio and the Sub-Adviser may be changed at any time upon notice by MassMutual or the Fund to the Sub-Adviser. MassMutual and the Sub-Adviser acknowledge that neither the Sub-Adviser nor any of its affiliates, officers, directors, shareholders, employees or agents shall be liable with respect to any loss, liability, cost, damage or expense (including but not limited to reasonable attorneys’ fees and costs) (collectively referred to herein as “Losses”) arising out of or in any way relating to the change of Fund assets allocated to the Portfolio and the Sub-Adviser by MassMutual or the Fund, including without limitation the timing thereof, except for Losses directly resulting from the Sub-Adviser’s gross negligence, bad faith or willful misconduct in connection with the Sub-Adviser carrying out the instructions contained in such notice.

2. Duties of the Sub-Adviser.

(a) The Sub-Adviser shall, subject to the direction and control by the Trust’s Board of Trustees or MassMutual pursuant hereto, to the extent MassMutual’s direction is not inconsistent with the Advisory Agreement, this Sub-Advisory Agreement, the Trust Documents, the Disclosure Documents and applicable laws, rules and regulations, (i) regularly provide investment advice and recommendations to the Portfolio, directly or through MassMutual, with respect to the Portfolio’s investments and the purchase, sale or other disposition of securities and other investments; (ii) supervise and monitor continuously the investment program of the Portfolio and the composition of its portfolio and determine what securities or other investments shall be purchased or sold by the Portfolio; (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Portfolio and the sale of securities and other investments held in the portfolio of the Portfolio; (iv) provide reports on the foregoing to the Board of Trustees for each Board meeting; and (v) vote or exercise any consent rights with respect to such securities or investments.

(b) The Sub-Adviser shall provide to MassMutual such reports for the Portfolio, and in monthly, quarterly or annual time frames, as MassMutual shall reasonably request or as required by applicable law or regulation, including, but not limited to, quarterly compliance reports and the reports listed in Appendix A hereto.

(c) Provided that none of MassMutual, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Advisory Agreement and subject to the provisions of Section 7 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d) Provided that nothing herein shall be deemed to protect the Sub-Adviser from acts or omissions in breach of this Sub-Advisory Agreement, except as may otherwise be provided by the Act or other federal securities laws, neither the Sub-Adviser nor any of its affiliates, officers, directors, shareholders, employees or agents shall be liable for any Losses, including without limitation Losses in connection with assistance to the Fund’s committee that fair values the Fund’s portfolio securities or other information provided by the Sub-Adviser, except for Losses directly resulting from the Sub-Adviser’s gross negligence, bad faith or willful misconduct.

(e) The Sub-Adviser promptly shall notify MassMutual and the Fund of any material change in the information set forth in its Form ADV to the extent that change reflected thereby could materially affect the services provided by the Sub-Adviser hereunder, including without limitation, information regarding any change in control of the Sub-Adviser or any change in its key personnel, information regarding any material adverse change in the condition (financial or otherwise) of the Sub-Adviser, and information regarding the results of any actions by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization relating to the Sub-Adviser.

(f) The Sub-Adviser shall provide MassMutual, upon reasonable prior written request by MassMutual to the Sub-Adviser, with access to inspect at the Sub-Adviser’s office the books and records of the Sub-Adviser relating to the Portfolio and the Sub-Adviser’s rendering of services hereunder. The

Sub-Adviser agrees that all records that it maintains for the Fund are property of the Fund, and upon the Fund’s request, the Sub-Adviser will promptly surrender to the Fund any of such records (or copies thereof).

(g) Except solely to the extent the Sub-Adviser expressly covenants as set forth in Section 3.(b) hereof that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Portfolio, the Sub-Adviser makes no representations or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard, including without limitation any other clients of the Sub-Adviser or index.

(h) The Sub-Adviser agrees to reimburse MassMutual for any costs associated with the production, printing and filing with the Commission (not including mailing costs) of supplements (other than routine annual updates) to the Disclosure Documents to the extent due to changes thereof caused solely by material changes in the Sub-Adviser or its business other than relating to Fund, except for any such costs which may properly be charged to the Fund.

3. Other Activities.

(a) Nothing in this Sub-Advisory Agreement shall prevent MassMutual or the Sub-Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MassMutual or the Sub-Adviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with applicable U.S. federal and state securities and other laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under the Advisory Agreement or this Sub-Advisory Agreement.

(b) The Sub-Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Portfolio. To the extent permitted by applicable contractual agreements and applicable laws, rules and regulations, including without limitation laws, rules and regulations limiting the disclosure of so-called “nonpublic personal information, the Sub-Adviser, upon reasonable request and receipt of adequate assurances of confidentiality by MassMutual, shall provide MassMutual with an explanation of the qualitative differences, if any, in performance between the Portfolio and any other account (which may be identified by only a number) with investment objectives and policies similar to the Fund for which the Sub-Adviser, or any one of its principals or affiliates, acts as investment adviser. To the extent that a particular investment is suitable, appropriate and timely for both the Portfolio and the Sub-Adviser’s other clients, such investment will be allocated between the Portfolio and such other clients in a manner that over time is fair and equitable in the circumstances.

4. Obligations of MassMutual and the Fund.

(a) During the term hereof, MassMutual will provide, or has provided, to the Sub-Adviser, such information or documents as the Sub-Adviser shall reasonably request or as required by applicable law or regulation. Throughout the term of this Sub-Advisory Agreement, MassMutual shall continue to provide such information and documents to the Sub-Adviser, including without limitation any amendments, updates or supplements to such information or documents before or at the time the amendments, updates or supplements become effective. MassMutual shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or requested by the Sub-Adviser to perform its responsibilities pursuant to this Sub-Advisory Agreement.

(b) MassMutual shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Sub-Advisory Agreement.

5. Custodian and Fund Accountant. The Fund’s assets shall be maintained in the custody of Investors Bank & Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116, or such other custodian identified to the Sub-Adviser by the Fund in writing. Any assets added to the Fund shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets, including without limitation for the segregation requirement of the Act or other applicable law. In addition, at the date of this Sub-Advisory Agreement, MassMutual has contracted with Investors Bank & Trust Company to provide fund accounting services on behalf of the Fund. The Sub-Adviser shall have no liability for the acts or omissions of Investors Bank & Trust Company or such other fund accountant in connection with fund accounting services provided on behalf of the Fund.

6. Compensation of the Sub-Adviser.

(a) MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all its services to be performed pursuant to the provisions hereof, a fee paid quarterly, in arrears, at the following rate: an annual rate [            ].

(b) Expenses. MassMutual, the Trust and the Fund shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Sub-Advisory Agreement. The Sub-Adviser shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of MassMutual, the Trust or the Fund, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Fund; (c) custodian fees and expenses, (d) transfer agency services fees and expenses; (e) portfolio securities pricing services fees and expenses; and (f) registration and other regulatory filings services fees and expenses. Any reimbursement of management or other fees required by an expense limitation provision and any liability arising out of a violation by MassMutual of Section 36(b) of the Act shall be the sole responsibility of MassMutual, provided that nothing herein shall relieve the Sub-Adviser from its whatever liability under Section 36(b) of the Act that the Sub-Adviser may have with respect to its duties under this Sub-Advisory Agreement.

7. Portfolio Transactions and Brokerage.

(a) The Sub-Adviser is authorized, in arranging the purchase and sale of the Portfolio’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution of the Fund’s portfolio transactions.

(b) The Sub-Adviser may effect the purchase and sale of securities (that are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c) The Sub-Adviser shall select broker-dealers to effect the Portfolio’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of relevant factors and considerations, including without limitation, insofar as feasible: the efficiency of execution; the timing of the transaction; the price of the security purchased or sold; the commission rate; clearance, settlement, reputation, financial strength and stability; efficiency of execution and error resolution; block trading and block positioning capabilities; willingness to execute related or unrelated difficult transactions in the future; order of call; offering to the Sub-Adviser on-line access to computerized data regarding clients’ accounts; the availability of stocks to borrow for short trades and other matters involved in the receipt of brokerage services generally; the broker-dealer’s responsiveness to the Sub-Adviser; the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio; and such other considerations as the Board of Trustees of the Trust or MassMutual determine and provide to the Sub-Adviser in writing from time to time. Subject to these requirements and the provisions of the Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers with which it or the Trust are affiliated.

8. Representations And Warranties of The Sub-Adviser.

The Sub-Adviser hereby represents and warrants to the Fund and MassMutual that:

(a) The Sub-Adviser has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Sub-Advisory Agreement and to act as contemplated by the Trust Documents and the Disclosure Documents, including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Sub-Advisory Agreement.

(b) There is no pending, or to the best of its knowledge, threatened action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Sub-Adviser is subject, that reasonably might be expected to (i) result in any material adverse change in the Sub-Adviser’s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect any of the Sub-Adviser’s assets, (iii) materially impair the Sub-Adviser’s ability to discharge its obligations under this Sub-Advisory Agreement, or (iv) result in a matter that would require an amendment to the Sub-Adviser’s Form ADV, Part II; and the Sub-Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules other than routine examinations of the books and records of the Sub-Adviser.

(c) All references in the Disclosure Documents concerning the Sub-Adviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser, in each case in writing, for use in the Disclosure Documents, as well as all performance information provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser, in each case in writing, for use by MassMutual in respect of the Fund, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information under the circumstances in which it was provided not misleading.

(d) To the extent permitted by applicable contractual agreements and applicable laws, rules and regulations, including without limitation laws, rules and regulations limiting the disclosure of so-called “nonpublic personal information, the Sub-Adviser or its delegated auditor will make available for review by MassMutual (and, if requested by MassMutual, its designated auditors or attorneys) all audited reports relating to the Sub-Adviser’s Institutional Small Cap composite performance results. Sub-Adviser will make its or its delegated auditor’s representatives available to discuss any items contained in such audited reports.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

9. Representations and Warranties of MassMutual.

(a) MassMutual represents and warrants to the Sub-Adviser the following:

(i) MassMutual has all requisite corporate power and authority under the laws of the Commonwealth of Massachusetts and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Sub-Advisory Agreement and to act as contemplated by the Trust Documents and the Disclosure Documents.

(ii) MassMutual is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law and has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under the Advisory Agreement and this Sub-Advisory Agreement including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Sub-Advisory Agreement.

(iii) MassMutual has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(iv) MassMutual has received a copy of Part II of Sub-Adviser’s Form ADV.

(v) There is no pending, or to the best of its knowledge, threatened action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which MassMutual is subject, which might reasonably be expected to (a) result in any material adverse change in MassMutual’s condition (financial or otherwise); (b) materially impair MassMutual’s ability to discharge its obligations under this Sub-Advisory Agreement; or (c) result in a matter which would require an amendment to the MassMutual’s Form ADV, Part II; and MassMutual has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules other than routine examinations of the books and records of MassMutual.

(vi) The execution, delivery and performance of this Agreement by MassMutual with respect to the Fund (including without limitation appointment of the Sub-Adviser as an investment sub-adviser with respect to the Fund) has been duly authorized and approved by all necessary and appropriate action on the part of MassMutual, MassMutual’s Board of Directors, the Fund, the Trust of which it is a series, the Trust’s Trustees (including without limitation a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) (the “Independent Trustees”)), and, to the extent necessary, the shareholders of the Fund.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

10. Covenants of the Sub-Adviser.

(a) If at any time during the term of this Sub-Advisory Agreement, the Sub-Adviser discovers any fact or omission, or any event or change of circumstances occurs, that would make the Sub-Adviser’s representations and warranties in Section 8 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Sub-Adviser will provide prompt written notification to the Fund and MassMutual of any such fact, omission, event or change of circumstances, and the circumstances related thereto.

(b) The Sub-Adviser agrees that, during the term of this Sub-Advisory Agreement, it will provide the Fund and MassMutual with updated information relating to the Sub-Adviser’s performance results for the Fund and for the Sub-Adviser’s Institutional Small Cap composite, as reasonably required from time to time by the Fund and MassMutual (but no more frequently than once per calendar quarter). The Sub-Adviser shall use its best efforts to provide such information within a reasonable period of time after the end of the calendar quarter to which such updated information relates and the information is available to it.

11. Confidentiality.

All information and advice obtained by one party from the other party in connection with this Sub-Advisory Agreement (including without limitation by their respective agents, employees and representatives) shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders or used for any purposes other than for carrying out this Sub-Advisory Agreement. Without limiting the foregoing, MassMutual acknowledges that the securities holdings of the Fund constitute information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for MassMutual or the Fund, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust pursuant to suitable agreements or other obligations of confidentiality and in compliance with the Fund’s policies disclosed in the Disclosure Documents regarding disclosure of the Funds portfolio holdings; or (d) as otherwise agreed to by the parties hereto in writing. Further, MassMutual agrees that information obtained from the Sub-Adviser by the Fund or MassMutual (including without limitation their respective agents, employees and representatives) in connection with this Sub-Advisory Agreement, including without limitation approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and MassMutual agrees not to use or disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust pursuant to suitable agreements or other obligations of confidentiality; or (iv) as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, the Sub-Adviser agrees that any and all information that it obtains pursuant to this Sub-Advisory Agreement regarding MassMutual or its customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to MassMutual and will be used exclusively to fulfill the Sub-Adviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Sub-Adviser or agent of the Fund, except (i) as necessary for the Sub-Adviser to fulfill its obligations pursuant to this Sub-Advisory Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory authorities; or (iv) as otherwise agreed to by the parties hereto in writing. Notwithstanding the foregoing or Section 13 hereof, MassMutual agrees that the Sub-Adviser may identify it or the Fund as a client in promotional materials.

12. Review of Fund Documents.

During the term of this Sub-Advisory Agreement, MassMutual shall furnish to the Sub-Adviser at the Sub-Adviser’s principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, that refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and MassMutual shall not use any such materials if the Sub-Adviser reasonably objects in writing five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund’s prospectus and other parts of its registration statement) after receipt thereof. MassMutual shall ensure that materials prepared by employees or agents of MassMutual or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the preceding sentence.

13. Use of Names

The parties agree that the names of both the Sub-Adviser and MassMutual, the names of any affiliates of the Sub-Adviser or MassMutual and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser, MassMutual and each company’s affiliates, respectively. MassMutual and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names in respect of the Fund only and only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. Similarly, the Sub-Adviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names in respect of the Fund only and only with the prior written approval of MassMutual, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and internal materials provided to the Trustees, do not require such prior approval.

Upon termination of this Sub-Advisory Agreement, the Sub-Adviser, MassMutual and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Sub-Adviser, MassMutual and the Fund agree that they will each review with the other parties any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser, MassMutual or their affiliates, as applicable, or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser, MassMutual or their affiliates may review the context in which they are referred to, it being agreed that each party shall have no responsibility to ensure the adequacy of the form or content of such materials used by the other parties for purposes of the Act or other applicable laws and regulations. If the Sub-Adviser, MassMutual or the Fund makes any unauthorized use of another party’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the other parties shall suffer irreparable harm for which monetary damages are inadequate and thus, the other parties shall be entitled to seek injunctive relief.

14. Duration.

Unless terminated earlier pursuant to Section 15 hereof, this Sub-Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 15 hereof, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

15. Termination.

(a) This Sub-Advisory Agreement shall terminate automatically upon its unauthorized assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b) The Sub-Advisory Agreement may be terminated by MassMutual or the Board of Trustees of the Trust: (i) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser’s registration under the Adviser’s Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser is adjudged by a court of competent jurisdiction bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Sub-Adviser with immediate effect, if MassMutual or the Board of Trustees of the Trust determines, for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MassMutual or the Board of Trustees of the Trust that the Sub-Adviser has breached an obligation or duty under this Sub-Advisory Agreement; or (iv) in their sole discretion, without penalty, upon sixty (60) days prior written notice to Sub-Adviser. This Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c) The Sub-Advisory Agreement may be terminated by the Sub-Adviser, without penalty at any time, upon sixty (60) days’ prior written notice, to MassMutual and the Trust.

16. Indemnification.

(a) In any action in which MassMutual or the Fund or any of its or their controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Sub-Adviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, damage, charge, liability or expense (including without limitation reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Advisory Agreement or to the advisory services for the account of the Fund provided by the Sub-Adviser, provided that the loss, claim, damage, liability, cost or expense related to, was not based upon, or did not arise out of an act or omission of MassMutual or the Fund or any of its or their officers, directors, employees, affiliates or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(b) In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, MassMutual agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability or expense (including without limitation reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Advisory Agreement, the advisory services for the account of the Fund provided by the Sub-Adviser, the operation of the Fund, the contents of the Disclosure Documents, or the wrongful conduct of persons with respect to the sale of interests in the Fund, provided that the loss, claim, damage, liability, cost or expense did not relate to, or was not based upon, or did not arise out of an act or omission of the Sub-Adviser, its shareholders, or any of its partners, officers, directors, employees, agents or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(c) Promptly after receipt by an indemnified party under this Section 16 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 16, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 16 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 16 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 16. Notwithstanding any other provisions of this Section 16, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel, with the choice of counsel subject to the consent of the indemnifying party (which consent shall not be withheld unreasonably), in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

17. Disclaimer of Shareholder Liability.

MassMutual and the Sub-Adviser understand that the obligations of the Trust under this Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property. MassMutual and the Sub-Adviser represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

18. Notice.

Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MassMutual:	Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Eric H. Wietsma
Vice President

If to the Sub-Adviser:	Insight Capital Research & Management, Inc.
2121 North California Boulevard
Suite 560
Walnut Creek, CA 94596
Attention: Lisa K. Miller
Chief Operating Officer

With a copy to:

If to either MassMutual or the Sub-Adviser, copies to:
MML Series Investment Fund
1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Assistant Secretary

19. No Assignment.

No assignment (within the meaning of the Act) of this Sub-Advisory Agreement may be made without the express written consent of all parties hereto.

20. Amendments to this Sub-Advisory Agreement.

This Sub-Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto.

21. Governing Law.

This Sub-Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

22. Survival.

The provisions of this Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Advisory Agreement with respect to any obligations accruing or arising before such termination or other expiration.

23. Successors.

This Sub-Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

24. Entire Agreement.

This Sub-Advisory Agreement, together with Appendix A hereto, constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto with respect to the subject matter hereof.

25. No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

26. Severability.

If any one or more provisions in this Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Sub-Advisory Agreement, but this Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision had never been contained herein.

[Remainder of page intentionally left blank.]

27. Counterparts.

This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Fund, MassMutual and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric H. Wietsma
Name:	Eric H. Wietsma
Title:	Vice President

INSIGHT CAPITAL RESEARCH & MANAGEMENT, INC.

By:	/s/ Lisa K. Miller
Name:	Lisa K. Miller
Title:	Chief Operating Officer

Accepted and Agreed to by:
MML SERIES INVESTMENT FUND on behalf of MML Emerging Growth Fund

By:	/s/ Nicholas H. Palmerino
Name:	Nicholas H. Palmerino
Title:	CFO and Treasurer

Appendix A

The Sub-Adviser shall provide to MassMutual the following:

1.	Quarterly Portfolio Data Sheets (due on the 10th business day after the end of every quarter):

The data sheets should include the following information:

a. Portfolio Characteristics for the Fund, standard and best fit market index

b. Portfolio Sector Weights for the Fund, standard and best fit market index.

c. Top 10 Equity Holdings (% of equities) for the Fund

d. Top 5 contributors and detractors by performance based on contribution to the portfolio

e. Purchases (New) and Sales (Eliminated) during the quarter.

f. Performance of the Fund vs. standard and best fit market index and peer group

2.

Portfolio Manager Commentary (due on the 10th business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a.	Qualitative assessment by manager: list three factors that were the major influences on performance – both positive and negative

b.	Performance attribution:

•	The industry weightings that had the largest contribution to performance during the most recent quarter.

•	The industry weightings that had the largest detraction from performance during the most recent quarter.

•	The five holdings that contributed the most to performance during the most recent quarter.

•	The five holdings that detracted the most from performance during the most recent quarter.

c.	The manager’s market outlook.

d.	How he/she has positioned the Fund for the near term.

3.	Third party portfolio attribution analysis of the Fund: Performance attribution should demonstrate the impact of portfolio management decisions including Asset Allocation Effects and Security Selection Effects.

4.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Fund, the reasons for that performance, and to gain valuable insights into the Fund provided by the manager

5.	Annual On-Site Meeting - As part of MassMutual’s due diligence process, members of MassMutual’s Investment Group arrange an “on site” meeting with each of the managers in MassMutual’s Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information